Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Apollo Investment Corporation of our report dated May 23, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting of Apollo Investment Corporation, which appears in such Registration Statement. We also consent to the use in such Registration Statement of our report on the financial statement schedule dated May 23, 2013 relating to the audit of the senior securities table. We also consent to the reference to us under the headings “Senior Securities”, “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

September 9, 2013

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017